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                                                                Exhibit 10.29





                            ASSET PURCHASE AGREEMENT

                                AND BILL OF SALE

                                  BY AND AMONG

                            RENAL CARE GROUP, INC.,

                              RCG LABORATORY, INC.

                                      AND

                               KIDNEY CARE, INC.









                             DATED EFFECTIVE AS OF

                                JANUARY 1, 1997












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                          ASSET PURCHASE AGREEMENT AND
                                  BILL OF SALE


     THIS ASSET PURCHASE AGREEMENT AND BILL OF SALE (this "Agreement") is made and entered on January 23, 1997 but with an effective date as of 12:01 a.m. January 1, 1997 (the "Effective Date") by and among RENAL CARE GROUP, INC. ("RCG"), a Delaware corporation, RCG LABORATORY, INC., a Delaware corporation ("Buyer"), and KIDNEY CARE, INC., a Mississippi non-profit corporation ("Seller").

                                    PREAMBLE

     WHEREAS, Seller owns and operates a clinical laboratory (the "Laboratory");

     WHEREAS, Seller and RCG are parties to that certain Amended and Restated Transfer Agreement, dated as of November 14, 1995 (the "Transfer Agreement"), pursuant to which Seller granted RCG an option to acquire the assets of Laboratory;

     WHEREAS, Seller and RCG are parties to that certain Laboratory Management Agreement, dated as of February 12, 1996 (the "Management Agreement");

     WHEREAS, Seller provides certain laboratory services to certain dialysis facilities owned by RCG's affiliates pursuant to those certain Laboratory Services Agreements, each dated as of February 12, 1996 (the "Laboratory Agreements");

     WHEREAS, RCG and Buyer desire for Buyer to purchase the Laboratory on the terms and conditions set forth herein (the "Acquisition"); and

     WHEREAS, the Management Agreement and the Laboratory Agreements shall terminate in accordance with their respective terms.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:


                                   ARTICLE 1
                         PURCHASE OF RIGHTS AND ASSETS

     1.1 Agreement to Purchase and Sell. On the terms and conditions set forth herein, Seller hereby sells, grants, conveys, transfers, assigns and delivers to Buyer, and Buyer hereby purchases, all of Seller's right, title and interest in and to all of the rights and assets owned by Seller and used or useful in the operation of the Laboratory (except for Retained Assets as defined in Section
1.5 below), free and clear of all liens, charges, claims or encumbrances whatsoever, including, without limitation, the following (collectively, the "Rights and Assets"):

     (a) All accounts receivable of Seller relating to the Laboratory arising for services performed on and after the Effective Date;

     (b) All inventory and tangible personal property used in the operation of the Laboratory, including, but not limited to, such property listed on Schedule 2.8(a), including all furniture, machinery, vehicles, office furnishings, equipment and equipment leasehold improvements of the Seller existing on the date hereof;



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     (c) To the extent assignable, each of Seller's valid authorizations, permits and licenses, including its Medicare and other provider numbers and related agreements as listed on Schedule 1.1(c) necessary to operate the Laboratory and bill for its services on a basis consistent with past practices as listed on Schedule 1.1(c);

     (d) All contracts and agreements, including leases, listed on Schedule 1.1(d) hereto relating to the Laboratory;

     (e) All contract rights, leasehold rights, guarantees, warranties and insurance policies and proceeds therefrom relating to the Laboratory;

     (f) All other intangible assets of Seller relating to the operation of the Laboratory including, but not limited to, all patents, trademarks, service marks and designs and all trade names, service names and business names relating to the Rights and Assets, which are set forth on Schedule 1.1(f) hereto, all telephone numbers, and the goodwill of Seller in or arising from the operation of the Laboratory;

     (g) Except as set forth in Section 1.5 below, all prepaid items including, without limitation, all equipment, utility and other deposits existing on the Effective Date;

     (h) All patient lists and patient medical or operating records, employment records, medical staff roster and files, customer lists, customer contracts, financial records and other tangible personal property of Seller relating to the Laboratory;

     (i) All books, records and documents owned, required for or incident to the operation of the Laboratory;

     (j) All of Seller's building or construction plans, building permits, designs or drawings related to the Laboratory; and

     (k) Any and all other assets of whatever type or description, other than the Retained Assets (as defined in Section 1.5 hereof) which are (i) reflected in the balance sheet contained in the Financial Statements, except to the extent any such assets have been disposed of in the ordinary course of business since the date of such balance sheet or (ii) used in the operation of the Laboratory.

     1.2 Consideration. The total consideration for the Rights and Assets is $196,384 paid on the date hereof by Buyer in cash by wire transfer to an account designated by Seller (the "Consideration"). The Consideration includes $147,000 specified as the purchase price in the Transfer Agreement, plus $72,596 for additional purchased assets in accordance with Section 5.4 of the Management Agreement (the "Additional Amount"), less $23,212 for the amount of accrued vacation assumed under Section 1.3 below (the "Vacation Amount"). The parties agree that they shall each have until February 28, 1997 to propose any adjustments to the Additional Amount or the Vacation Amount and that if they are unable to agree on any proposed adjustments by March 15, 1997, they shall choose a mutually agreeable "Big 6" accounting firm, the costs of which they shall share equally, to resolve the amount of any adjustment, which resolution shall be final and binding.


     1.3 Assumed Liabilities. Buyer hereby assumes (i) the payment and performance of obligations under those contracts and agreements identified on
Schedule 1.1(d) hereto arising on and after the Effective Date, except to the extent any such obligations relate to a default occurring on or before the Closing Date (other than a default that may arise by reason of the assignment contemplated hereby and which is disclosed on Schedule 2.3), (ii) trade payables, rent and wages payable accrued on and after the Effective Date, and
(iii) Sellers obligations, if any, with respect to vacation and sick time accrued as of the


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Effective Date for employees of Buyer or RCG, the services of whom are provided to Seller by RCG under the Management Agreement (the "Assumed Liabilities").

     1.4 Retained Liabilities. Except as specifically set forth in Section 1.3, Seller retains all liabilities directly or indirectly arising out of or related to (i) the Retained Assets and (ii) the operation of the Laboratory on and prior to the Closing Date, whether such liabilities are known or unknown, disclosed or undisclosed, matured or unmatured, accrued, absolute or contingent on and as of the Closing Date (the "Retained Liabilities"). Without limiting the generality of the preceding sentence, neither Buyer nor RCG shall assume or become liable for any obligations and liabilities of Seller not specifically described in Section 1.3, including without limitation, the following:

     (a) Any liability or obligation arising out of any employee benefit plan maintained by or covering employees of Seller or to which Seller has made any contribution or to which Seller could be subject to any liability;

     (b) Any losses, costs, expenses, damages, claims, demands and judgments of every kind and nature related to, arising out of, or in connection with the Mississippi Bulk Transfer Act or any similar statute as enacted in any jurisdiction, domestic or foreign;

     (c) Any liability or obligation arising out of any breach by Seller on or prior to the Closing Date of any provision of the Seller Agreements (as defined herein) or any other contract to which Seller is a party;

     (d) Any liability of Seller with respect to any claim or cause of action, regardless of when made or asserted, which arises (i) out of or in connection with the business and operations of Seller on or prior to the Closing, (ii) with respect to any product purchased or manufactured or any service provided by Seller on or prior to the Closing Date, including without limitation, any liability or obligation (A) pursuant to any express or implied representation, warranty, agreement, or guarantee made by Seller or (B) imposed or asserted to be imposed by operation of law, in connection with any service performed or product designed, manufactured, sold, or leased by or on behalf of Seller on or prior to the Closing Date, including without limitation, any claim related to any product delivered in connection with the performance of such service and any claims seeking to recover for consequential damage, lost revenue, or income, including pursuant to any doctrine of product liability, or (iii) out of or in connection with the Laboratory and operations of Seller on or prior to the Closing Date under any federal, state, or local law, rule, or regulation relating to (A) environmental protection or clean-up, (B) taxation, or (C) employment or termination of employment;

     (e) Any liability or obligation, arising prior to or as a result of the Acquisition, to any employee, agent, or independent contractor of Seller (excluding employees, agents or independent contractors of Buyer or RCG prior to the Closing), whether or not employed by Buyer or RCG after the Closing, or under any benefit arrangement with respect thereto;

     (f) Any liability of Seller existing on or prior to the Closing Date, including any liability related to any matter described on the Schedules hereto;

     (g) Any liability or obligation for federal, state, county, local, foreign and other taxes, assessments, charges, fees, and impositions, including interest and penalties thereon or with respect thereto, whether disputed or not ("Taxes"), including any liabilities or obligations of Seller relating to sales and use, transfer, documentary, income or other Taxes levied on the transfer of the Rights and Assets;

     (h) Any liability for any overbillings made by Seller or overpayments received by Seller relating to the Laboratory under any Medicare or other government or private payor arrangement in respect of services provided on or prior to the Closing Date; and


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            (i) All wages, commissions, vacation, holiday and workers'
compensation pay obligations of Seller with respect to its respective employees accrued through the Effective Date and all bonuses and fringe benefits as to such employees accrued through the Effective Date, and all severance pay obligations of Seller to employees resulting from Seller's consummation of the transactions contemplated by this Agreement.

     1.5 Retained Assets. The parties expressly agree that excluded from the Rights and Assets assigned to and purchased by Buyer hereunder are (i) Seller's stock record books, tax returns and minute books; (ii) any assets of Seller not related to the Laboratory, (iii) cash and cash equivalents, (iv) prepaid expenses relating to any insurance coverage of Seller or to any equipment acquired or leased by Seller in accordance with Section 5.4 of the Management Agreement; (v) all notes and all accounts receivable relating to services provided prior to the Effective Date, (vi) any records which by law Seller is required to retain in its possession, (vii) claims for refunds and rights to offset in respect thereof relating to operations conducted prior to the Effective Date; and (viii) such other assets as are set forth on Schedule 1.5 hereto (collectively, the "Retained Assets").

     1.6 Time and Place of Closing. The closing (the "Closing") will take place on the date of this Agreement (the "Closing Date") at such place as may be mutually agreed upon by the Parties. The Parties hereto intend and agree that the transactions contemplated herein shall, for financial accounting and reporting purposes and the filing of income tax returns, be deemed to have closed on the Effective Date.


                                   ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     The Seller represents and warrants the following to Buyer and RCG:

     2.1 Organization, Authority and Capacity. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi, and has the full power and authority necessary to (i) execute, deliver and perform its obligations under this Agreement and the other agreements and documents delivered in furtherance of the transactions contemplated hereby (the "Acquisition Documents") and (ii) carry on its business as it has been and is now being conducted and to own and lease the properties and assets which it now owns or leases. Seller is duly qualified to do business and is in good standing in the jurisdictions set forth in Schedule 2.1, which includes every jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect on (i) Seller's ability to perform its obligations under the Acquisition Documents or (ii) the assets, results of operations or prospects of the Laboratory.

     2.2 Authorization and Validity. The execution, delivery and performance of the Acquisition Documents have been duly authorized by all necessary corporate action on the part of Seller. The Acquisition Documents to be executed and delivered by the Seller have been or will be, as the case may be, duly executed and delivered by Seller and constitute or will constitute the legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors' rights generally, or as may be modified by a court of equity.

     2.3 Absence of Conflicting Agreements or Required Consents. Except as set forth on Schedule 2.3, the execution, delivery and performance by Seller of the Acquisition Documents to be executed and delivered by Seller: (i) do not require the consent of or notice to any governmental or regulatory authority or any other third party; (ii) will not conflict with any provision of Seller's organizational documents; (iii) will not conflict with or result in a violation of any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which Seller is subject or by which Seller or any of its properties are bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or

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accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which Seller is a party or by which Seller or any of its properties are bound; and (v) will not create any lien, encumbrance or restriction upon any of the assets or properties of Seller.

     2.4 Financial Statements. Attached hereto as Schedule 2.4 is an unaudited income statement for the interim period ending November 30, 1996, which reflects the results of operations of the Laboratory for such period (the "Financial Statements"). The Financial Statements present fairly in all material respects the results of the operations of the Laboratory for the period then ended, and are in accordance with the books and records of the Seller, which have been properly maintained and are complete and correct in all material respects. The accounts receivable of Seller relating to the Laboratory arising on and after the Effective Date and on or prior to the Closing Date arose in the ordinary course of business and represent bona fide claims for the provision of customary laboratory services actually provided by Seller except for customary reserves.

     2.5 No Undisclosed Liabilities. Except as listed on Schedule 2.5 hereto, the Seller has no material Liabilities or obligations related to the operations of the Laboratory, whether accrued, absolute, contingent or otherwise, except for liabilities and obligations of the nature reflected as operating costs and expenses in the Financial Statements, which liabilities consist solely of costs and expenses incurred in the ordinary course of business of operating the Laboratory.

     2.6 Litigation, etc. Except as listed on Schedule 2.6 hereto, there are no claims, lawsuits, actions, arbitrations, administrative or other proceedings pending against Seller. Except as listed on Schedule 2.6, (i) to the knowledge of Seller, no such matter described in the previous sentence is threatened and there is no basis for any such action, and (ii) there are no governmental or administrative investigations or inquiries pending that involve Seller, except in either case for any such matter that could not reasonably be expected to have a material adverse effect on the Seller, financial or otherwise. Except as listed on Schedule 2.9, there are no judgments against or consent decrees binding on Seller or its assets or, to the knowledge of the Seller, any employee relating to the Laboratory.

     2.7 No Violation of Law. (a) Except as set forth on Schedule 2.7, Seller has not been nor is currently in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its sales or pricing practices, except for any such violations as would not individually or in the aggregate have a material adverse effect on the Seller, financial or otherwise.

            (b) Seller is not currently subject to any fine, penalty, liability or disability as the result of a failure to comply with any requirement of federal, state or local law or regulation nor has Seller received any notice of such noncompliance.

     2.8 Real and Personal Property. (a) Schedule 2.8(a) sets forth a list of all items of personal and mixed, tangible and intangible property, rights and assets of Seller relating to the Laboratory having an original or replacement cost or value greater than $5,000. Except as set forth on Schedule 2.8(a), Seller (i) has good and valid title to all of the personal and mixed, tangible and intangible property, rights and assets which it purports to own, including all the personal property and assets reflected in the Financial Statements; and
(ii) owns such rights, assets and personal property free and clear of all liens, encumbrances or restrictions of any nature whatsoever (except for current year ad valorem taxes). All of the Rights and Assets being acquired by Buyer, whether owned or leased, are in the possession and control of the Seller and are located at the Laboratory.

            (b) Seller does not own any real property. Schedule 2.8(b) contains a true and correct description of all real property leased by Seller related to the Laboratory, including all improvements located thereon. Seller has valid and binding leases for each property listed on Schedule 2.8(b), and (i) Seller is current with respect to all payments due under such leases; (ii) Seller has complied in all respects with its obligations under such leases, and (iii) there are no defaults under any such lease that remain


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uncured and no condition exists which, with the lapse of time or giving of notice, or both, would give rise to a default under any such lease. Buyer and RCG have been furnished with true, correct and complete copies of all leases, deeds, easements and other documents and instruments concerning the matters listed on Schedule 2.8(b).

            (c) The Rights and Assets are in good operating condition and repair, ordinary wear and tear excepted, and such assets include all rights, properties, interests in properties, and assets necessary to permit Buyer to continue the business of the Laboratory after the date hereof as presently conducted.

     2.9 Contracts and Commitments. Schedule 2.9 contains a complete and accurate list of all contracts, agreements, commitments, instruments and obligations (whether written or oral, contingent or otherwise) of Seller related to the Laboratory ("Seller Agreements"). Seller has delivered to Buyer and RCG true and complete copies of all of its Seller Agreements. Except as indicated on Schedule 2.9, the Seller Agreements are valid and effective in accordance with their terms, and there is not under any of such Seller Agreements (i) any existing or claimed default by Seller or event which with the notice or lapse of time, or both, would constitute a material default by Seller or (ii) to the knowledge of the Seller, any existing or claimed default by any other party or event which with notice or lapse of time, or both, would constitute a material default by any such party. Except as indicated on Schedules 2.3 and 2.9, the continuation, validity and effectiveness of the Seller Agreements will not be affected by the Acquisition and the Acquisition will not result in a breach of or default under, or require the consent of or notice to any other party to, any of the Seller Agreements. There is no actual or, to the knowledge of the Seller, threatened termination, cancellation or limitation of any Seller Agreements that would have a material adverse effect on the business of the Laboratory, financial or otherwise. To the knowledge of the Seller, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to the Seller Agreements.

     2.10 Insurance Policies. (a) Except as described on Schedule 2.10, all of the Rights and Assets are insured in such amounts and against such losses, casualties or risks as are customary for similar properties and businesses, and the Seller has maintained such insurance continuously from the earlier of (i) the date of its inception and (ii) the date of inception of any of its predecessors. All such policies are in full force and effect and the premiums due thereon have been timely paid.

     2.11 Licenses, Authorizations and Provider Programs. (a) Seller is the holder of all valid licenses and other rights, permits and authorizations required by law, ordinance, regulation or ruling of any governmental authority necessary to operate the Laboratory. With respect to the Laboratory, Seller or the Laboratory is certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act, including, without limitation, the end stage renal disease program, (the "Medicare and Medicaid programs") (Medicare and Medicaid programs and such other similar federal, state or local reimbursement or governmental programs for which the Seller is eligible are hereinafter referred to collectively as the "Government Programs") and has current provider agreements for such Government Programs and with such private non-governmental programs, including without limitation any private insurance program, under which the Seller directly or indirectly is presently receiving payments (such non-governmental programs herein referred to as "Private Programs"). Set forth on Schedule 2.11.1, is a correct and complete list of such licenses, permits and other waivers or authorizations, and provider agreements under all Government and Private Programs, complete and correct copies of which have been provided to Buyer and RCG. True, complete and correct copies of all surveys (and plans of correction related thereto) or audits of Seller or the Laboratory conducted in connection with any Government Program, Private Program or licensing or accrediting body during the past two
(2) years have been provided to Buyer and RCG.

            (b) No violation, default, order or deficiency exists with respect to any of the items listed on Schedule 2.11.1. Seller has not received any notice of any action pending or recommended by any state, federal or accrediting agencies having jurisdiction over the items listed on Schedule 2.11.1, either to revoke, withdraw, suspend or limit any license, right or authorization, or to terminate the participation of


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Schedule 2.11.2, no consent or approval of, prior filing with or notice to, or
Seller or the Laboratory in any Government or Private Program. To the knowledge of the Seller, no event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for a material violation, order or deficiency with respect to any of the items listed on Schedule 2.11.1 or to revoke, withdraw, suspend or limit any such license, or to terminate or modify the participation of Seller in any Government or Private Program. To the knowledge of Seller, there has been no decision by any third party not to renew Seller's participation in any Government Program or Private Program. Except as listed on any action by, any governmental body or agency or any other third party is required in connection with any such license, right or authorization, or Government or Private Program, by reason of the consummation of the Acquisition, and the continued operation of the Laboratory thereafter on a basis consistent with past practices.

            (c) Seller has timely filed all billing and other reports required to be filed by it prior to the date hereof with respect to the Government and Private Programs, all fiscal intermediaries and other insurance carriers and all such reports are complete and accurate in all material respects and have been prepared in material compliance with all applicable laws, regulations, and principles governing reimbursement and payment claims. Seller has paid or caused to be paid or has properly reflected in its books and records all known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to reports and has no liability under any Government or Private Program (known or unknown, contingent or otherwise) for any refund, overpayment, discount or adjustment other than in the ordinary course, and no interest or penalties accruing with respect thereto, except as has been specifically reserved for in its books and records or disclosed herein or in the Schedules hereto. To the knowledge of Seller, except as set forth on Schedule 2.11.3, there are no pending appeals, adjustments, challenges, audits, litigation, or notices of intent to review any such reports. There are no other reports required to be filed by Seller in order to be paid under any Government or Private Program for services rendered, except for reports not yet due.

     2.12 Inspections and Investigations.  Except as set forth and described in
Schedule 2.12, (i) neither Seller's right nor, to the knowledge of the Seller, the right of any licensed professional or other individual affiliated with Seller to receive reimbursements pursuant to any Government or Private Program with respect to the Laboratory has been terminated or otherwise adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party, (ii) none of Seller, or, to the knowledge of the Seller, any licensed professional or other individual affiliated with Seller has, during the past three (3) years, been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any governmental regulatory entity, trade association, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity on the part of such individual, nor has Seller received any notice of deficiency during the past three years in connection with its operation of the Laboratory, (iii) there are not any outstanding deficiencies or work orders of any governmental authority having jurisdiction over Seller, or other third party, requiring conformity to any applicable agreement, statute, regulation, ordinance or bylaw, including but not limited to, the Government and Private Programs, and (iv) there is not any notice of any claim, requirement or demand of any licensing or certifying agency or other third party supervising or having authority over Seller or its operation of the Laboratory to rework or redesign any part thereof or to provide additional furniture, fixtures, equipment, appliances or inventory so as to conform to or comply with any existing law, code, rule, regulation or standard. Attached as part of Schedule 2.12 are copies of all reports, correspondence, notices and other documents relating to any matter described or referenced therein.

     2.13 Stark and Fraud and Abuse. Seller and persons and entities providing professional services for Seller have not engaged in any activities which are prohibited under 42 U.S.C. Section 1395nn or 42 U.S.C. Section 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct.

     2.14 Statements True and Correct. No representation or warranty made herein by the Seller, nor in any statement, certificate or instrument to be furnished to Buyer or RCG by the Seller pursuant to any





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Acquisition Document, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make these statements contained herein and therein not misleading.


                                   ARTICLE 3
                REPRESENTATIONS AND WARRANTIES OF RCG AND BUYER

     3.1 Organization, Authority and Capacity. Each of Buyer and RCG is a corporation duly organized and validly existing under the laws of the State of Delaware, and has the full power and authority necessary to (i) execute, deliver and perform its obligations under the Acquisition Documents and (ii) carry on its business as it has been and is now being conducted and to own and lease the properties and assets which it now owns or leases. Each of Buyer and RCG is duly qualified to do business and is in good standing in the jurisdictions in which the failure to be so qualified or in good standing would have a material adverse effect on Buyer's or RCG's ability to perform its obligations under the Acquisition Documents.

     3.2 Authorization and Validity. The execution, delivery and performance of the Acquisition Documents have been duly authorized by all necessary corporate action on the part of each of Buyer and RCG. The Acquisition Documents to be executed and delivered by each of Buyer and RCG have been or will be, as the case may be, duly executed and delivered by Buyer and RCG and constitute or will constitute the legal, valid and binding obligations of such parties, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors' rights generally, or as may be modified by a court of equity.

     3.3 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance by each of Buyer and RCG of the Acquisition Documents to be executed and delivered by them: (i) do not require the consent of or notice to any governmental or regulatory authority or any other third party; (ii) will not conflict with any provision of such party's organizational documents; (iii) will not conflict with or result in a violation of any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which either such party is subject or by which such party or any of its properties are bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which either such party is a party or by which either such party or any of its properties are bound; and (v) will not create any lien, encumbrance or restriction upon any of the assets or properties of either such party.

     3.4 Statements True and Correct. No representation or warranty made herein by Buyer or RCG, nor in any statement, certificate or instrument to be furnished to Seller by Buyer or RCG pursuant to any Acquisition Document, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.


                                   ARTICLE 4
                             ADDITIONAL AGREEMENTS

     4.1 Proration. Seller and Buyer shall prorate as of the Effective Date any amounts which become due and payable after the Closing Date with respect to
(i) the contracts listed on Schedule 1.1(d) (ii) ad valorem taxes, if any, on the Rights and Assets, (iii) property taxes on the Rights and Assets, and (iv) all utilities servicing any of the Rights and Assets, including without limitation, water, sewer, telephone, electricity and gas service.

     4.2 Post-Closing Access to Information. Seller and Buyer acknowledge that subsequent to Closing each party may need access to information or documents in the control or possession of the other party for the purposes of concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of third party claims. Accordingly, Seller and Buyer agree that for a period of five (5) years after Closing each will make reasonably available to the other's agents, independent auditors and/or governmental agencies upon written request and at the request of the requesting party such documents and information as may be available relating to the Rights and Assets for periods prior and subsequent to Closing to the extent necessary to facilitate concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations and the prosecution or defense of claims.

     4.3 Preservation and Access to Records After the Closing. After the Closing, Buyer shall, in the ordinary course of business and as required by law, keep and preserve all medical records and other records of the Laboratory existing as of the Closing and which constitute a part of the Rights and Assets delivered to Buyer at Closing. Buyer acknowledges that as a result of entering into this Agreement and operating the Laboratory it will gain access to patient and other information which is subject to rules and regulations concerning confidentiality. Buyer agrees to abide by any such rules and regulations
relating to the confidential information it acquires.   Buyer agrees to
maintain the patient records delivered to Buyer at Closing in accordance with applicable law (including, if applicable, Section 1861(v)(i)(1) of the Social Security Act (42 U.S.C. Section 1395(v)(1)(l)), and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient records generated at the Laboratory after Closing. Upon reasonable notice, during normal business hours Buyer will afford to the representatives of Seller, including its counsel and accountants, reasonable access to, and copies (at their expense) of, the records transferred to Buyer at the Closing. In addition, Seller shall be entitled to remove from the Laboratory any such patient records, but only for purposes of pending or threatened litigation involving a patient to whom such records refer. Any patient records so removed from the Laboratory shall be promptly returned to Buyer following its use by Seller.

     4.4 Management Agreement and Laboratory Agreement. Seller and RCG hereby terminate the Management Agreement and the Laboratory Agreements as of the Closing Date, provided that the annual management fee of $250,000 payable to RCG shall terminate as of the Effective Date and that RCG shall continue to administer on behalf of Seller the billing and other procedures in respect of accounts receivable and liabilities existing on and before the Effective Date for a fee equal to 5% of the amount of such receivables as are collected, payable on the 5th day of each month for collections received during the previous month. Notwithstanding anything in this Section 4.4 to the contrary, the rights and obligations of Seller and RCG under the Management Agreement, including, but not limited to, the mutual indemnity provisions contained in
Section 2.11 of the Management Agreement, shall continue to apply for matters occurring during the period in which the Management Agreement was in effect. For example, if pursuant to an audit of payments made to Seller under any Government Program for the period during which the Management Agreement was in effect it is determined that Seller received payments in excess of amounts properly due, then Seller shall be responsible for refunding such excess, provided that responsibility as between RCG and Seller for any penalties or interest applicable in respect of any such excess shall be determined, inter alia, with reference to the relative rights, obligations and duties of the parties under the Management Agreement.

     4.5 Consents. If and to the extent the assignment of any contract or agreement included in the Rights and Assets requires the consent of another party thereto, then (i) such contract or agreement shall constitute a Right or Asset only upon and subject to receipt of such consent; (ii) such contract or agreement, shall not be included in the Rights and Assets if and for so long as the attempted assignment would constitute a breach thereof; and (iii) Seller shall cooperate fully with Buyer in seeking such consent or reasonable arrangement designed to provide to Buyer the benefits, claim rights arising thereunder.

                                   ARTICLE 5
                                INDEMNIFICATION

     5.1 Indemnification by Seller. (a) From and after the date hereof, Seller shall indemnify and hold harmless Buyer and RCG and their respective officers, directors, agents or affiliates, from and against any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs and expenses, including but not limited to reasonable attorneys' fees ("Losses"), suffered or incurred by any such party by reason of or arising out of any of the following:

                   (i) the Retained Liabilities and the Retained Assets;


                   (ii) the breach by Seller of any representation or warranty contained in Article 2 hereof or in any Acquisition Document or any document or instrument delivered by Seller in connection therewith; and

                   (iii) the non-fulfillment of any covenant or agreement of Seller contained in the Acquisition Documents or any document or instrument delivered by Seller in connection therewith.

     5.2 Indemnification by Buyer and RCG. (a) From and after the date hereof, Buyer and RCG shall jointly and severally indemnify and hold harmless Seller and its officers, directors, agents or affiliates, from and against any and all Losses suffered or incurred by any such party by reason of or arising out of any of the following:

                   (i) the Assumed Liabilities and the operation of the Rights and Assets from and after the Closing Date;

                   (ii) the breach by Buyer or RCG of any representation or warranty contained in Article 3 hereof or in any Acquisition Document or any document or instrument delivered by Buyer or RCG in connection therewith; and

                   (iii) the non-fulfillment of any covenant or agreement of Buyer or RCG contained in the Acquisition Documents or any document or instrument delivered by Buyer or RCG in connection therewith.

     5.3 Survival. The representations and warranties of the parties contained in the Acquisition Documents or in any document or instrument delivered in connection therewith shall survive the Closing for a period of four (4) years.


                                   ARTICLE 6
                            MISCELLANEOUS PROVISIONS

     6.1 Notices. (a) Any notice sent in accordance with the provisions of this Section 6.1 shall be deemed to have been received (even if delivery is refused or unclaimed) on the date which is: (i) the date of proper posting, if sent by certified U.S. mail or by Express U.S. mail or private overnight courier; or (ii) the date on which sent, if sent by facsimile transmission, with confirmation and with the original to be sent by certified U.S. mail, addressed as follows:

      If to the Seller:                Kidney Care, Inc.
                                       3925 West Northside Drive
                                       Jackson, Mississippi 39209
                                       Telecopy Number:  (601) 923-3642
                                       Attention:  Mr. James F. Dorris


      Copy to Counsel:                 Vinson & Elkins, LLP
                                       2300 First City Tower
                                       1001 Fannin
                                       Houston, Texas
                                       Telecopy Number:  (713) 615-5613
                                       Attention:  R. Todd Greenwalt, Esq.

      If to Buyer or RCG:              Renal Care Group, Inc.
                                       2100 West End Avenue, Suite 800
                                       Nashville, Tennessee  37203
                                       Telecopy Number:  (615) 321-5419
                                       Attention: Mr. Sam A. Brooks

      Copy to Counsel:                 Alston & Bird
                                       One Atlantic Center
                                       1201 W. Peachtree Street
                                       Atlanta, Georgia  30309-3424
                                       Telecopy Number:  (404) 881-7777
                                       Attention: Steven L. Pottle, Esq.

            (b) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 6.1.

     6.2 Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder.

     6.3 Further Assurances. Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

     6.4 Waiver. Any failure on the part of any party to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

     6.5 Binding Effect. Neither party may assign this Agreement without the express written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns. This Agreement shall survive the Closing and not be merged therein.

     6.6 Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

     6.7 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties hereto to confer third-party beneficiary rights upon any other person.

     6.8 Entire Agreement. This Agreement and the Exhibits, Schedules, certificates and other documents delivered pursuant hereto or incorporated herein by reference, contain and constitute the entire agreement among the parties and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the parties relating to the transactions contemplated by this Agreement. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

     6.9 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the Laws of the State of Mississippi, without regard to any applicable conflicts of Laws. The provisions of this Agreement are severable and the invalidity of one or more of the provisions herein shall not have any effect upon the validity or enforceability of any other provision.









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




     IN WITNESS WHEREOF, each of the parties has caused this Asset Purchase Agreement and Bill of Sale to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.


ATTEST:                           RENAL CARE GROUP, INC.


                                  By:/s/ Ronald Hinds
-----------------------              --------------------------
Secretary                         Title:
                                        -----------------------


ATTEST:                           RCG LABORATORY, INC.



                                  By:/s/ Ronald Hinds
-----------------------              --------------------------
Secretary                         Title:
                                        -----------------------



ATTEST:                           KIDNEY CARE, INC.


                                  By:/s/ James F. Dorris
-----------------------              --------------------------
Secretary                         Title:
                                        -----------------------


                                     - 13 -